Exhibit 10.19

GTSI

2005 EXECUTIVE INCENTIVE COMPENSATION PLAN

I.  Introduction

The 2005 Executive Incentive Compensation Plan, (“the Executive Plan” or the “Plan”), seeks to motivate and reward Executive employees for helping GTSI achieve and exceed its 2005 sales, financial and strategic goals. The Executive Plan focuses attention on specific performance measures that lead to increased net profit and shareholder value.

The provisions in this Plan apply to employees in Executive positions who are eligible for only this incentive Plan, which occur during the term of the Plan year, which begins January 1, 2005 and extends through December 31, 2005.

For calendar year 2005, there will be four measurement periods corresponding to the four (4) calendar quarters.    Each measurement period will be evaluated separately against the respective plan Earnings Before Tax (“EBT”) objective.

II.  Eligibility & Participation

Participation in this Plan is limited to Executive employees.  Participants generally hold one of the following titles:  CEO, Senior Vice President, Group Vice President and Vice President.  The Compensation Committee of the Board of Directors specifically approves these employees for participation.  Participants in the Executive Plan are excluded from participating in other GTSI annual cash-based incentive plans (outside of the LTIP and stock).

Employees hired during the year will be eligible for a pro-rated incentive starting on their date of hire.  Part-time employees are eligible for a pro-rated incentive based on their scheduled time as a percent of a full-time schedule.  Those employees who transfer or are promoted from one position to another are eligible for pro-rated incentives for both their new position and prior position.

Eligibility for participation and receipt of compensation under the Plan are expressly conditioned upon strict compliance with GTSI’s policies and procedures regarding ethical business conduct, appropriate business practice, and proper handling of contacts with customer and government representatives, vendors, agents, brokers and other intermediaries.  GTSI has full authority to cancel incentive compensation eligibility if, in its sole discretion, it finds noncompliance with such policies and procedures.

III. Total Compensation

All Plan participants will receive a base salary and an incentive. The target incentive is usually expressed as a percent of the participant’s base salary.   In these cases, GTSI will calculate the target incentive amount by applying the target incentive percent to the base salary in effect as of the beginning of the designated period.

IV.  Target Incentive

Target incentive, which is expressed as a fixed dollar amount, is the amount earned for achieving 100% in all of the assigned incentive categories.  For employees who are participating in the Plan for a partial year, the target incentive amount is calculated by pro-rating the target incentive by the number of months they are eligible as defined in Section II.  Any increases in base salary received during the year will be reflected in the target for the next designated period.

The annual target incentives for the following positions are defined as follows:

Position	Annual Target Incentive as a Percentage of Base Salary

Chairman & CEO	100% (80% EBT; 20% MBO)

Sr. Vice President/CFO	40 – 50%

Group Vice President Sales and Vice President Sales	40% - 70% (at least 50% EBT with remainder based on MBO)

V.  Incentive Categories & Weighting

Participants are evaluated on attainment of defined objectives, on a period-by-period non-cumulative basis.

The following percentage applies for each designated period:

January – March	1/6th of the annual payout
April – June	1/6th of the annual payout
July – September	1/3rd of the annual payout
October – December	1/3rd of the annual payout

Over-achievement on the Executive Plan will yield a payout that is higher than the target incentive amount.  Conversely, underachievement will deliver a payout that is less than the target incentive amount.

At the end of each calculating period, the incentive amount earned for the Executive Plan will be the period’s achievement; interpolating the payout percent from the appropriate schedule and multiplying the result by the category’s target incentive amount.  The resulting payout will be rounded to the nearest dollar.

In the event of unusual nonrecurring events, GTSI may, at its sole discretion, adjust the incentive schedule to reflect more accurately the contributions of participants in the Plan.

Company Financial Goals (EBT)

•                  Earnings before Tax (consistent with GAAP accounting)

The Compensation Committee of the GTSI’s Board of Directors establishes the Company’s EBT goals and the attainment range/minimum and maximum payment levels.

VI. Incentive Calculation for Achievement of Company Financial Goals  – EBT

The 2005 Executive Plan has four (4) designated periods.  Each period is independent of the other and each period has three unique Company Financial Goal (EBT) achievement thresholds.  These thresholds represent (a) the entry point into the Plan; (b) 100% achievement of Plan; and (c) maximum payout of the Plan.  The range of achievement from entry to maximum payout is 0% to 200% payout of the Participant’s target incentive.

VII.  Administration

All incentive compensation earned under this Plan will be credited and scheduled to be paid within 45 days after the close of the quarter.

A participant must be an active employee as of the payment date to be eligible for payout under this plan.  The Plan is administered by the Vice President, Human Resources in coordination with Finance and the various department leaders, subject to approval by the CEO.

VIII.  Payment Terms Upon Separation of Employment or due to Death or Disability

Participants whose employment ends because of death or disability after completion of a designated period, but before payment, shall remain eligible for any incentive otherwise due for the designated period.   GTSI shall make such determination of the applicability of this provision, in its sole discretion.

X.  General Conditions

Participants who are on a performance improvement plan (PIP) at any time during a designated period are not eligible for an incentive payment for performance during such period (s).

All employees of the Company are employed in an “at will” capacity which means that either the employee or the Company may terminate the relationship at any time with the understanding that neither party has the obligation to base that decision on any reason other than their intent not to continue the employment relationship.  Nothing in this Plan shall in any way diminish or limit the Company’s right to terminate the employment of any employee at will at any time, in its sole discretion.

If any GTSI employee disputes any aspect of this Plan or any GTSI decision with respect to any incentive received under this Plan, the employee must submit written notice of the dispute to the direct supervisor within four months after the employee’s receipt of the applicable payment.  Failure to do so will constitute a waiver by the employee of any such complaint or claim.

GTSI reserves the right to revise any of the provisions of this Plan or to terminate the Plan itself at anytime during the year, without prior notice.  In any such case, GTSI will distribute the revisions or notice of termination to affected employees.

The issuance of this Plan does not, in any way, commit GTSI to pay a similar kind of compensation in any subsequent year.  GTSI may eliminate or reduce incentive compensation at any time during the year, without prior notice provided that payment is made for the period prior to the effective date of the change and the Plan participants are notified in writing.